EX. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Axim Biotechnologies, Inc.

6191 Cornerstone Court, E. Suite 114

San Diego, CA 92121

We consent to the incorporation by reference in this Registration Statement of Axim Biotechnologies, Inc., (the Company) on Form S-8 of our report dated April 15, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for the each of the years in the two year period ended December 31, 2021  appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ RBSM LLP

RBSM LLP

Larkspur, CA

June 13, 2022